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                                                                    EXHIBIT 12.3

                  UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           AND PREFERRED STOCK DIVIDENDS



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
                                                                Three months ended
                                                                      March 31                   Year ended December 31
                                                                -----------------   ----------------------------------------------
Millions of dollars                                              1998      1997      1997      1996      1995      1994      1993
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
Earnings from continuing operations                             $   18    $  188    $  669    $  456    $  249    $  110    $  272
Provision for income taxes                                          79       149       102       302       226       161       213
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         Earnings subtotal  (a)                                     97       337       771       758       475       271       485
Fixed charges included in earnings:
   Interest expense                                                 41        61       183       279       291       275       304
   Distribution on convertible preferred securities                  8         8        33        10         -         -         -
   Interest portion of rentals  (b)                                  6         7        23        40        41        50        55
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         Fixed charges subtotal                                     55        76       239       329       332       325       359
Earnings from continuing operations
   available before fixed charges                               $  152    $  413    $1,010    $1,087    $  807    $  596    $  844
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Fixed charges:
   Fixed charges included in earnings                               55        76       239       329       332       325       359
   Capitalized interest                                              8         5        35        15        35        30        30
   Preferred stock dividends, pre-tax basis                          -         -         -        29        58        58        58
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         Total fixed charges                                    $   63    $   81    $  274    $  373    $  425    $  413    $  447
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Ratio of earnings from continuing operations
   to fixed charges                                                2.4       5.1       3.7       2.9       1.9       1.4       1.9
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(a) Includes pre-tax impairment of :                                 -         -        69        75       105        71        19

The ratio of earnings, excluding impairment,
   to fixed charges would be:                                      2.4       5.1       3.9       3.1       2.1       1.6       1.9

(b) Calculated as one-third of operating rental expense.
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